Exhibit 99.1

The Hanover Reports Strong Second Quarter Net Income and

Operating Income of $1.12 and $1.88 per Diluted Share, Respectively

Second Quarter Highlights

•
Combined ratio of 99.2%; combined ratio, excluding catastrophes(1), of 88.5%
•
Catastrophe losses of $157.1 million, or 10.7 points of the combined ratio
•
Net premiums written increase of 5.1%*
•
Renewal price increases(2) of 18.5% in Personal Lines, 11.7% in Core Commercial and 11.7% in Specialty
•
Rate increases(2) of 16.6% in Personal Lines, 9.3% in Core Commercial and 8.2% in Specialty
•
Loss and loss adjustment expense (LAE) ratio of 68.4%, 12.3 points below the prior-year quarter
•
Current accident year loss and LAE ratio, excluding catastrophes(3), of 58.9%, 3.4 points below the prior-year quarter, with improvement in each major segment
•
Net investment income of $90.4 million, up 3.2% from the prior-year quarter; excluding partnership income(4), net investment income grew 19.5%
•
Book value per share of $70.96, up 1.1% from March 31, 2024, driven by earnings in the quarter, net of dividends

WORCESTER, Mass., July 31, 2024 - The Hanover Insurance Group, Inc. (NYSE: THG) today reported net income of $40.5 million, or $1.12 per diluted share, in the second quarter of 2024, compared to a net loss of $69.2 million, or $1.94 per basic share, in the prior-year quarter. Operating income(5) was $68.1 million, or $1.88 per diluted share, in the second quarter of 2024, compared to an operating loss of $68.3 million, or $1.91 per basic share, in the prior-year quarter. The difference between net income and operating income in the second quarter of 2024 is due to the sale of some lower coupon fixed income securities, in consideration of expiring tax gains from 2021. The company reported net and operating return on equity(6) of 6.4% and 9.0% for the second quarter of 2024 and 12.4% and 12.0% for the first six months of 2024, respectively.

“We are very pleased with our second quarter results,” said John C. Roche, president and chief executive officer at The Hanover. “Our 9% operating return on equity for the second quarter, and 12% year-to-date, are a testament to the progress we have made on our margin improvement initiatives and the resiliency of our business in the face of weather volatility. We delivered an ex-CAT combined ratio of 88.5%, an excellent improvement over the prior-year quarter, led by outstanding underlying loss ratio improvement in Personal Lines, very strong profitability in Specialty and solid underlying margin gains in Core Commercial.”

“Our steadily improving growth demonstrates the strength of our market position and distinctive distribution strategy that allows us to effectively operate in a rapidly changing market and loss environment,” said Roche. “We achieved over 8% growth in both our Small Commercial and Specialty businesses, which continue to be a source of high-quality new business and strong pricing. While we remain focused on leveraging our foundational capabilities for margin expansion in the

(1) See information about this and other non-GAAP measures and definitions, including Operating Income in the headline, used throughout this press release on the final pages of this document.

*Unless otherwise stated, net premiums written growth and other growth comparisons are to the same period of the prior year.

The Hanover Insurance Group, Inc. may also be referred to as “The Hanover” or “the company” interchangeably throughout this press release.

short-term, we also continue to invest in the long-term by deploying digital APIs to our independent agents and brokers, using advanced analytics for pricing sophistication and risk selection, and increasing the use of AI for operational efficiencies.”

“In this dynamic environment, financial discipline remains the utmost priority,” said Jeffrey M. Farber, executive vice president and chief financial officer at The Hanover. “We are extremely encouraged by the execution on our catastrophe risk management actions to-date, including the roll-out of updated terms and conditions in Personal Lines that began in April, and substantial catastrophe exposure reductions and deductible changes in the Commercial Lines portfolio. We are maintaining our robust reserving process and doubling down on data and analytics tools to inform pricing and underwriting given the current casualty market dynamics. At the same time, we remain diligent with our investment portfolio. Net investment income increased approximately 20%, excluding partnerships, in the second quarter; and together with our new external manager, we will continue to seek attractive investment opportunities in the future.”

“Looking ahead to the next 12 to 18 months, we are confident our positive trajectory will continue,” said Farber. “We expect underwriting margins to continue to improve as past and current rate increases earn-in, and we further execute against our catastrophe exposure initiatives. Furthermore, we expect the current interest rate environment to continue to provide an accumulating benefit of higher investment yields. We couldn’t be more excited about our prospects, and remain committed to delivering value to our stakeholders through sustainable, profitable growth and top-tier performance.”

	Three months ended		Six months ended
	June 30		June 30
($ in millions, except per share data)	2024	2023	2024	2023
Net premiums written	$1,521.1	$1,446.8	$2,975.1	$2,868.3
Growth	5.1%	8.6%	3.7%	8.4%
Net premiums earned	$1,473.2	$1,411.7	$2,921.8	$2,791.7

Current accident year loss and LAE ratio, excluding catastrophes	58.9%	62.3%	59.1%	61.9%
Prior year development ratio	(1.2)%	(0.1)%	(1.0)%	(0.2)%
Catastrophe ratio	10.7%	18.5%	8.4%	15.6%
Expense ratio(7)	30.8%	30.6%	30.8%	30.6%
Combined ratio	99.2%	111.3%	97.3%	107.9%
Combined ratio, excluding catastrophes	88.5%	92.8%	88.9%	92.3%
Current accident year combined ratio, excluding catastrophes	89.7%	92.9%	89.9%	92.5%

Net income (loss)	$40.5	$(69.2)	$156.0	$(81.2)
per diluted (basic) share	1.12	(1.94)	4.30	(2.27)
Operating income (loss)	68.1	(68.3)	180.0	(63.7)
per diluted (basic) share	1.88	(1.91)	4.96	(1.78)

Book value per share	$70.96	$62.62	$70.96	$62.62
Ending shares outstanding (in millions)	36.0	35.8	36.0	35.8

Second Quarter Operating Highlights

Core Commercial

Core Commercial operating income before income taxes was $83.2 million in the second quarter of 2024, compared to $60.1 million in the second quarter of 2023. The Core Commercial combined ratio was 91.8%, compared to 95.8% in the prior-year quarter. Catastrophe losses in the second quarter of 2024 were $16.4 million, or 3.1 points of the combined ratio, inclusive of $14.5 million, or 2.7 points of net favorable catastrophe reserve re-estimates, primarily related to accident years 2022 and prior. This compared to catastrophe losses of $33.3 million, or 6.5 points, in the prior-year quarter.

Second quarter 2024 results included net favorable prior-year reserve development, excluding catastrophes, of $2.1 million, or 0.4 points, with favorability in each major line of business, driven by property coverages. This compared to net unfavorable prior-year reserve development, excluding catastrophes, of $0.7 million, or 0.1 points, in the second quarter of 2023.

Core Commercial current accident year combined ratio, excluding catastrophes, was stable at 89.1%, compared to 89.2% in the prior-year quarter. The current accident year loss and LAE ratio, excluding catastrophes, was 55.7%, 0.5 points improved from the prior-year quarter, primarily driven by the benefit of achieving earned rate above loss trend.

The expense ratio increased by 0.4 points to 33.4% in the second quarter of 2024, compared to the prior-year quarter, primarily due to an increase in variable compensation.

Net premiums written were $513.4 million in the quarter, up 5.5% from the prior-year quarter, consisting of 8.5% growth in small commercial and 1.0% growth in middle market, which continues to be impacted by targeted underwriting actions. In the second quarter, Core Commercial renewal price increases averaged 11.7%, while average rate increases were 9.3%.

The following table summarizes premiums and the components of the combined ratio for Core Commercial:

	Three months ended		Six months ended
	June 30		June 30
($ in millions)	2024	2023	2024	2023
Net premiums written	$513.4	$486.8	$1,095.8	$1,052.1
Growth	5.5%	7.2%	4.2%	7.3%
Net premiums earned	537.4	515.6	1,066.3	1,023.0
Operating income before taxes	83.2	60.1	154.7	71.3
Loss and LAE ratio	58.4%	62.8%	59.5%	67.3%
Expense ratio	33.4%	33.0%	33.3%	32.9%
Combined ratio	91.8%	95.8%	92.8%	100.2%
Prior-year development ratio	(0.4)%	0.1%	(1.1)%	0.4%
Catastrophe ratio	3.1%	6.5%	3.5%	9.5%
Combined ratio, excluding catastrophes	88.7%	89.3%	89.3%	90.7%
Current accident year combined ratio, excluding catastrophes	89.1%	89.2%	90.4%	90.3%

Specialty

Specialty operating income before income taxes was $42.6 million in the second quarter of 2024, compared to $54.4 million in the second quarter of 2023. The Specialty combined ratio was 93.1%, compared to 88.4% in the prior-year quarter. Catastrophe losses in the second quarter of 2024 were $22.1 million, or 6.7 points of the combined ratio, compared to $9.1 million, or 2.8 points, in the prior-year quarter.

Second quarter 2024 results included net favorable prior-year reserve development, excluding catastrophes, of $11.3 million, or 3.4 points, primarily driven by lower-than-expected losses in our professional and executive lines claims-made business. Net favorable prior-year reserve development, excluding catastrophes, was $11.7 million, or 3.7 points, in the prior-year quarter.

Specialty current accident year combined ratio, excluding catastrophes, increased 0.5 points to 89.8% in the second quarter of 2024, from 89.3% in the prior-year quarter, primarily due to an increase in the expense ratio. The current accident year loss and LAE ratio, excluding catastrophes, decreased 0.9 points to 53.1% in the second quarter of 2024, in line with the company’s expectations.

The expense ratio increased by 1.4 points to 36.7% in the second quarter of 2024, compared to the prior-year quarter, primarily due to strategic business investments, including talent, as well as an increase in variable compensation.

Net premiums written were $352.1 million in the quarter, up 8.2% from the prior-year quarter. In the second quarter, Specialty renewal price increases averaged 11.7%, while average rate increases were 8.2%.

The following table summarizes premiums and the components of the combined ratio for Specialty:

	Three months ended		Six months ended
	June 30		June 30
($ in millions)	2024	2023	2024	2023
Net premiums written	$352.1	$325.4	$691.9	$649.7
Growth	8.2%	7.6%	6.5%	7.4%
Net premiums earned	330.5	319.8	651.4	631.5
Operating income before taxes	42.6	54.4	101.4	102.7
Loss and LAE ratio	56.4%	53.1%	53.6%	53.9%
Expense ratio	36.7%	35.3%	36.8%	35.3%
Combined ratio	93.1%	88.4%	90.4%	89.2%
Prior-year development ratio	(3.4)%	(3.7)%	(1.9)%	(4.7)%
Catastrophe ratio	6.7%	2.8%	4.5%	4.8%
Combined ratio, excluding catastrophes	86.4%	85.6%	85.9%	84.4%
Current accident year combined ratio, excluding catastrophes	89.8%	89.3%	87.8%	89.1%

Personal Lines

Personal Lines operating loss before income taxes was $30.4 million in the second quarter of 2024, compared to an operating loss before income taxes of $194.1 million in the second quarter of 2023. The Personal Lines combined ratio was 109.1%, compared to 138.0% in the prior-year quarter. Catastrophe losses in the second quarter of 2024 were $118.6 million, or 19.6 points of the combined ratio. This compared to catastrophe losses of $219.2 million, or 38.0 points of the combined ratio, in the prior-year quarter.

Second quarter 2024 results included $4.0 million, or 0.7 points, of net favorable prior-year reserve development, excluding catastrophes, driven by favorability in personal auto, partially offset by umbrella, which is reported in homeowners and other. This compared to net unfavorable prior-year reserve development, excluding catastrophes, of $9.3 million, or 1.6 points, in the prior-year quarter.

Personal Lines current accident year combined ratio, excluding catastrophe losses, decreased 8.2 points to 90.2% in the second quarter of 2024, from 98.4% in the prior-year quarter. The current accident year loss and LAE ratio, excluding catastrophes, decreased 7.6 points from the prior-year quarter to 64.9%, driven by the benefit of earned pricing outpacing loss trends in both personal auto and homeowners, as well as moderated loss trends, particularly in auto collision coverages.

The expense ratio decreased by 0.6 points to 25.3% in the second quarter of 2024, compared to the prior-year quarter, primarily due to lower agency compensation and fixed cost leverage.

Net premiums written were $655.6 million in the quarter, up 3.3% compared to the prior-year quarter, as renewal price increases were partially offset by the impact of profit improvement and catastrophe management actions driving lower policies in force. Personal Lines renewal price increases averaged 18.5%, while average rate increases were 16.6%. Policies in force in the second quarter of 2024 decreased 2.1% compared to the first quarter of 2024, driven by a 3.3% decrease in the Midwestern United States.

The following table summarizes premiums and components of the combined ratio for Personal Lines:

	Three months ended		Six months ended
	June 30		June 30
($ in millions)	2024	2023	2024	2023
Net premiums written	$655.6	$634.6	$1,187.4	$1,166.5
Growth	3.3%	10.1%	1.8%	10.1%
Net premiums earned	605.3	576.3	1,204.1	1,137.2
Operating loss before taxes	(30.4)	(194.1)	(11.5)	(240.7)
Loss and LAE ratio	83.8%	112.1%	79.6%	99.3%
Expense ratio	25.3%	25.9%	25.4%	26.0%
Combined ratio	109.1%	138.0%	105.0%	125.3%
Prior-year development ratio	(0.7)%	1.6%	(0.3)%	1.8%
Catastrophe ratio	19.6%	38.0%	14.8%	27.2%
Combined ratio, excluding catastrophes	89.5%	100.0%	90.2%	98.1%
Current accident year combined ratio, excluding catastrophes	90.2%	98.4%	90.5%	96.3%

Investments

Net investment income was $90.4 million for the second quarter of 2024, above the prior-year quarter by $2.8 million, primarily due to the impact of higher interest rates, and the continued investment of operational cashflows, partially offset by lower partnership income. The second quarter of 2023 included a one-time favorable adjustment of $6.8 million to partnership income. Excluding partnership income, net investment income grew 19.5% from the prior-year quarter. Total pre-tax earned yield on the investment portfolio for the second quarter of 2024 was 3.73%, in line with the prior-year quarter. The average pre-tax earned yield on fixed maturities was 3.53% for the second quarter of 2024, up from 3.31% in the prior-year quarter.

Net realized investment losses from sales of securities recognized in earnings were $30.4 million, before taxes, in the second quarter of 2024, primarily driven by the sale of certain lower coupon fixed income securities, in consideration of expiring tax gains from 2021. This compared to net realized investment gains from sales of securities recognized in earnings of $0.1 million, before taxes, in the second quarter of 2023.

The company held $9.3 billion in cash and invested assets on June 30, 2024. Fixed maturities and cash represented approximately 90% of the investment portfolio. Approximately 95% of the company’s fixed maturity portfolio is rated investment grade. As of June 30, 2024, net unrealized losses on the fixed maturity portfolio were $620.9 million before income taxes, compared to $630.0 million before income taxes on March 31, 2024.

As expected, the company successfully completed both the transfer of management of its investment-grade fixed maturity portfolio to an external manager, as well as the exit of Opus Investment Management, Inc.’s (Opus) business operations, in the second quarter of 2024.

Shareholders’ Equity and Capital Actions

On June 30, 2024, book value per share was $70.96, up 1.1% from March 31, 2024, primarily driven by operating earnings, partially offset by net realized losses from the sale of fixed maturities, as well as the ordinary quarterly cash dividend. Book value per share, excluding net unrealized depreciation on fixed maturity investments, net of tax(8), was $84.56 at June 30, 2024, compared to $84.01 at March 31, 2024. During the quarter, the company did not repurchase any shares of common stock. The company has approximately $330 million of remaining capacity under its existing share repurchase program.

On June 30, 2024, operating subsidiary’s statutory capital and surplus was $2.81 billion. This compared to statutory capital and surplus of $2.76 billion on March 31, 2024.

Earnings Conference Call

The company will host a conference call to discuss its second quarter results on Thursday, August 1, at 10:00 a.m. E.T. A presentation will accompany the prepared remarks and has been posted on The Hanover’s website. Interested investors and others can listen to the call and access the presentation through The Hanover's website, located in the “Investors” section at www.hanover.com. Investors may access the conference call by dialing 1-844-413-3975 in the U.S. and 1-412-317-5458 internationally. Webcast participants should go to the website 15 minutes early to register, download and install any necessary audio software. A re-broadcast of the conference call will be available on The Hanover’s website approximately two hours after the call.

About The Hanover

The Hanover Insurance Group, Inc. is the holding company for several property and casualty insurance companies, which together constitute one of the largest insurance businesses in the United States. The company provides exceptional insurance solutions through a select group of independent agents and brokers. Together with its agent partners, the company offers standard and specialized insurance protection for small and mid-sized businesses, as well as for homes, automobiles, and other personal items. For more information, please visit hanover.com.

Contact Information

Investors:	Media:
Oksana Lukasheva olukasheva@hanover.com 1-508-525-6081	Michael F. Buckley mibuckley@hanover.com 1-508-855-3099	Emily P. Trevallion etrevallion@hanover.com 1-508-855-3263

Definition of Segments

Continuing operations include four reporting segments: Core Commercial, Specialty, Personal Lines and Other. The Core Commercial segment includes commercial multiple peril, commercial automobile, workers’ compensation and other commercial lines coverages provided to small and mid-sized businesses. The Specialty segment includes four divisions of business: professional and executive lines, specialty property and casualty (Specialty P&C), marine, and surety and other. Specialty P&C includes coverages such as program business (provides commercial insurance to markets with specialized coverage or risk management needs related to groups of similar businesses), specialty industrial and commercial property, excess and surplus lines, and specialty general liability coverage. The Personal Lines segment markets automobile, homeowners and ancillary coverages to individuals and families. The “Other” segment included Opus Investment Management, Inc., which provided investment management services to institutions, pension funds and other organizations, and includes the operations of the holding company. During the second quarter of 2024, the company exited substantially all of Opus’ business operations serving unaffiliated entities. Investment management services provided by Opus to THG related to its investment-grade fixed maturities portfolio were also transferred to an external manager. The Other segment also includes a block of run-off voluntary assumed property and casualty pools business in which the company has not actively participated since 1995, and run-off direct asbestos and environmental, and product liability businesses.

Financial Supplement

The Hanover's second quarter news release and financial supplement are available in the “Investors” section of the company’s website at hanover.com.

The Hanover Insurance Group, Inc.
Condensed Consolidated Income (Loss) Statements	Three months ended		Six months ended
	June 30		June 30
($ in millions)	2024	2023	2024	2023
Revenues
Premiums earned	$1,473.2	$1,411.7	$2,921.8	$2,791.7
Net investment income	90.4	87.6	180.1	166.3
Net realized and unrealized investment gains (losses):
Net realized gains (losses) from sales and other	(30.4)	0.1	(31.7)	(1.0)
Net change in fair value of equity securities	1.1	(1.1)	7.6	(8.2)
Impairments on investments:
Credit-related impairments	(3.5)	(1.7)	(3.2)	(6.2)
Losses on intent to sell securities	(1.7)	-	(1.7)	(10.3)
	(5.2)	(1.7)	(4.9)	(16.5)
Total net realized and unrealized investment losses	(34.5)	(2.7)	(29.0)	(25.7)
Fees and other income	7.6	7.8	14.9	15.8
Total revenues	1,536.7	1,504.4	3,087.8	2,948.1

Losses and expenses
Losses and loss adjustment expenses	1,007.6	1,139.9	1,942.8	2,157.3
Amortization of deferred acquisition costs	303.5	292.7	602.5	581.5
Interest expense	8.6	8.6	17.1	17.1
Other operating expenses	165.7	153.9	328.8	300.4
Total losses and expenses	1,485.4	1,595.1	2,891.2	3,056.3
Income (loss) before income taxes	51.3	(90.7)	196.6	(108.2)
Income tax expense (benefit)	10.9	(20.7)	40.7	(26.2)
Income (loss) from continuing operations	40.4	(70.0)	155.9	(82.0)
Discontinued operations (net of taxes):
Income from discontinued life business	0.1	-	0.1	-
Income from discontinued Chaucer business	-	0.8	-	0.8
Net income (loss)	$40.5	$(69.2)	$156.0	$(81.2)

The Hanover Insurance Group, Inc.
Condensed Consolidated Balance Sheets
	June 30	December 31
($ in millions)	2024	2023
Assets
Total investments	$8,983.4	$8,913.1
Cash and cash equivalents	337.6	316.1
Premiums and accounts receivable, net	1,813.7	1,705.6
Reinsurance recoverable on paid and unpaid losses and unearned premiums	2,037.5	2,056.1
Other assets	1,615.7	1,535.1
Assets of discontinued businesses	84.3	86.6
Total assets	$14,872.2	$14,612.6
Liabilities
Loss and loss adjustment expense reserves	$7,463.1	$7,308.1
Unearned premiums	3,168.4	3,102.5
Debt	783.7	783.2
Other liabilities	794.4	840.2
Liabilities of discontinued businesses	110.4	113.0
Total liabilities	12,320.0	12,147.0
Total shareholders’ equity	2,552.2	2,465.6
Total liabilities and shareholders’ equity	$14,872.2	$14,612.6

The following is a reconciliation from operating income (loss) to net income (loss)(5)(9):

The Hanover Insurance Group, Inc.
	Three months ended June 30				Six months ended June 30
	2024		2023		2024		2023
($ in millions, except per share data)	$ Amount	Per Share (Diluted)	$ Amount	Per Share*	$ Amount	Per Share (Diluted)	$ Amount	Per Share*
Operating income (loss)
Core Commercial	$83.2		$60.1		$154.7		$71.3
Specialty	42.6		54.4		101.4		102.7
Personal Lines	(30.4)		(194.1)		(11.5)		(240.7)
Other	-		0.2		0.5		0.5
Total	95.4		(79.4)		245.1		(66.2)
Interest expense	(8.6)		(8.6)		(17.1)		(17.1)
Operating income (loss) before income taxes	86.8	$2.39	(88.0)	$(2.46)	228.0	$6.28	(83.3)	$(2.33)
Income tax benefit (expense) on operating income	(18.7)	(0.51)	19.7	0.55	(48.0)	(1.32)	19.6	0.55
Operating income (loss) after income taxes	68.1	1.88	(68.3)	(1.91)	180.0	4.96	(63.7)	(1.78)
Non-operating items:
Net realized gains (losses) from sales and other	(30.4)	(0.84)	0.1	-	(31.7)	(0.87)	(1.0)	(0.04)
Net change in fair value of equity securities	1.1	0.03	(1.1)	(0.03)	7.6	0.21	(8.2)	(0.23)
Impairments on investments:
Credit-related impairments	(3.5)	(0.10)	(1.7)	(0.05)	(3.2)	(0.09)	(6.2)	(0.17)
Losses on intent to sell securities	(1.7)	(0.04)	-	-	(1.7)	(0.05)	(10.3)	(0.29)
	(5.2)	(0.14)	(1.7)	(0.05)	(4.9)	(0.14)	(16.5)	(0.46)
Other non-operating items	(1.0)	(0.03)	-	-	(2.4)	(0.06)	0.8	0.03
Income tax benefit on non-operating items	7.8	0.21	1.0	0.03	7.3	0.20	6.6	0.18
Income (loss) from continuing operations, net of taxes	40.4	1.11	(70.0)	(1.96)	155.9	4.30	(82.0)	(2.30)
Discontinued operations (net of taxes):
Income from discontinued life business	0.1	0.01	-	-	0.1	-	-	-
Income from discontinued Chaucer businesses	-	-	0.8	0.02	-	-	0.8	0.03
Net income (loss)	$40.5	$1.12	$(69.2)	$(1.94)	$156.0	$4.30	$(81.2)	$(2.27)
Dilutive weighted average shares outstanding		36.3		36.0		36.3		36.1
Basic weighted average shares outstanding		36.0		35.7		35.9		35.7

*Per share data is calculated using basic shares outstanding due to antidilution.

Forward-Looking Statements and Non-GAAP Financial Measures

Forward-Looking Statements

Certain statements in this document and comments made by management may be “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. Words such as, but not limited to, “believes,” “anticipates,” “expects,” “intends,” “may,” “projects,” “projections,” “plan,” “likely,” “potential,” “targeted,” “forecasts,” “should,” “could,” “continue,” “outlook,” “guidance,” “modeling,” “target profitability,” “target margins,” “confident,” “will,” “line of sight,” and other similar expressions are intended to identify forward-looking statements. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. The company cautions investors that any such forward-looking statements are estimates, beliefs, expectations and/or projections that involve significant judgment, and that historical results, trends and forward-looking statements are not guarantees and are not necessarily indicative of future performance. Actual results could differ materially from those anticipated.

These statements include, but are not limited to, the company’s statements regarding:

•
The company’s outlook and its ability to achieve components or the sum of the respective period guidance on its future results of operations including: the combined ratio, excluding catastrophe losses; catastrophe losses; net investment income; growth of net premiums written and/or net premiums earned in total or by line of business; expense ratio; operating return on equity; interest rate assumptions and investment portfolio management, renewal price change, rate, and/or the effective tax rate;
•
The company’s ability to deliver on expectations set forth related to target margins, target returns and/or return to target profitability in total or by line of business;
•
The company’s ability to deliver on its long-term targets, including, but not limited to, return on equity;
•
The impacts of general economic and sociopolitical conditions on the company’s operating and financial results, including, but not limited to, the impact on the company’s investment portfolio, changes in claims frequency as a result of fluctuations in economic activity, the potential impacts of inflation, and/or claims severity from higher cost of repairs due to, among other things, supply chain disruptions and inflation;
•
Uses of capital for share repurchases, special or ordinary cash dividends, business investments or growth, or otherwise, and outstanding shares in future periods as a result of various share repurchase mechanisms, capital management framework, especially in the current environment, and overall comfort with liquidity and capital levels;
•
Catastrophe modeling and variability of catastrophe losses due to risk concentrations, changes in weather patterns, severe weather including hurricanes, tornadoes and other windstorms, hail, flood, earthquakes, fire, explosions, severe winter weather and other convective storms, or terrorism, civil unrest, riots or other events, as well as the complexity in estimating losses from large catastrophe events due to delayed reporting of the existence, nature or extent of losses or where “demand surge,” regulatory assessments, litigation, coverage and technical complexities or other factors may significantly impact the ultimate amount of such losses;
•
Current accident year losses and loss selections (picks), excluding catastrophes, and prior accident year loss reserve development patterns, particularly in complex “longer-tail” liability lines, as well as the inherent variability in short-tail property and non-catastrophe weather losses;
•
Changes in frequency and loss severity trends in Core Commercial, Specialty and/or Personal Lines;

•
Ability to manage the impact of inflationary pressures, global market disruptions, economic conditions, geopolitical events or otherwise, including, but not limited to, supply chain disruptions, labor shortages, and increases in cost of goods, services, labor, and materials;
•
The confidence or concern that the current level of reserves is adequate and/or sufficient for future claim payments, whether due to losses that have been incurred but not reported, circumstances that delay the reporting of losses, business complexity, adverse judgments or developments with respect to case reserves, the difficulties and uncertainties inherent in projecting future losses from historical data, changes in replacement and medical costs, as well as complexities including legislative, regulatory or judicial actions that expand the intended scope of coverages, or other factors;
•
Characterization of some business as being “more profitable” in light of inherent uncertainty of ultimate losses incurred, especially for “longer-tail” liability businesses;
•
Efforts to manage expenses, including the company’s long-term expense savings targets, while allocating capital to business investment, which is at management’s discretion;
•
Risks and uncertainties with respect to our ability to retain profitable policies in force and attract profitable policies and to increase rates commensurate with, or in excess of, loss trends;
•
Mix improvement, underwriting initiatives, coverage restrictions, non-renewals, changes in terms and conditions, and pricing segmentation, among others, to grow businesses believed to be more profitable or reduce premiums attributable to products or lines of business or geographies believed to be less profitable; balance rate actions and retention; offset long-term and/or short-term loss trends due to increased frequency; increased “social inflation” from a more litigious environment and higher average cost of resolution; increased property replacement or repair costs; and/or social movements;
•
The ability to generate growth in targeted segments through new agency appointments; rate increases (as a result of its market position, agency relationships or otherwise), retention improvements or new business; expansion into new geographies; new product introductions; or otherwise; and
•
Investment returns and the effect of macro-economic interest rate trends and overall security yields, including the macro-economic impact of governmental and/or central banking initiatives taken in response to inflationary pressures, and geopolitical circumstances, on new money yields, as well as individual investment and overall investment returns.

Additional Risks and Uncertainties

Investors are further cautioned and should consider the risks and uncertainties in the company’s business that may affect such estimates and future performance that are discussed in the company’s most recently filed reports on Form 10-K and Form 10-Q and other documents filed by The Hanover Insurance Group, Inc. with the Securities and Exchange Commission (SEC) and that are also available at www.hanover.com under “Investors.” These risks and uncertainties include, but are not limited to:

•
Changes in regulatory, legislative, economic, market and political conditions, particularly with respect to rates, the use of data, technology, artificial intelligence, cybersecurity, policy terms and conditions, restrictions on cancellations and/or non-renewals, payment flexibility, and regions where the company has geographical concentrations;
•
Heightened financial market volatility, fluctuations in interest rates (which have a significant impact on the market value of our investment portfolio and thus our book value), inflationary pressures, default rates, difficult economic, market and political conditions and other factors that affect investment returns from the investment portfolio;

•
Recessionary economic periods that may inhibit the company’s ability to increase pricing or renew business, or otherwise impact the company’s results, and which may be accompanied by higher claims activity in certain lines;
•
Data security and privacy incidents, including, but not limited to, those resulting from a malicious cybersecurity attack on the company or its business partners and service providers, or intrusions into the company’s network systems, including cloud-based data information storage, or data sources;
•
Adverse claims experience, including those driven by large or increased frequency and/or severity of catastrophe events, including those related to hurricanes, tornadoes and other windstorms, hail flood, earthquakes, fire, explosions, severe winter weather and other convective storms, or due to terrorism, civil unrest, riots, or cybersecurity events (including from products not intended to provide cyber coverage);
•
The limitations and assumptions used to model non-catastrophe property and casualty losses (particularly with respect to products with longer-tail liability lines, such as casualty and bodily injury claims, or involving emerging issues related to losses incurred as the result of new lines of business, such as cyber or financial institutions coverage, or reinsurance contracts and reinsurance recoverables), leading to potential adverse development of loss and loss adjustment expense reserves;
•
Impacts of changing climate conditions and weather patterns causing higher levels of losses from weather events to persist and leading to new or enhanced regulations;
•
Litigation and the possibility of adverse judicial decisions, including those which expand policy coverage beyond its intended scope and/or award “bad faith” or other non-contractual damages, and the impact of “social inflation” and third-party litigation funding affecting judicial awards and settlements;
•
The ability to increase or maintain insurance rates in line with anticipated loss costs and/or governmental action, including mandates by state departments of insurance to either raise or lower rates, or provide credits or return premium to insureds;
•
Investment impairments, which may be affected by, among other things, the company’s ability and willingness to hold investment assets until they recover in value, as well as credit and interest rate risk, and general financial and economic conditions;
•
Disruption of the independent agency channel or its operating model, including the impact of competition and consolidation in the industry and among agents and brokers, and the impact of artificial intelligence tools;
•
Competition, particularly from competitors who have resource and capability advantages;
•
The global macroeconomic environment, including inflation, recessionary effects, global trade disputes, war, energy market disruptions, equity price risk, and interest rate fluctuations, which, among other things, could result in reductions in market values of fixed maturities and other investments, and/or increases in loss costs;
•
Adverse state and federal regulation, legislative and/or regulatory actions (including significant revisions to Michigan’s automobile personal injury protection system and related litigation, and various regulations, orders and proposed legislation regarding bad faith, premium grace periods and returns, changes to policy terms and conditions, and rate actions);
•
Financial ratings actions, in particular, downgrades to the company’s ratings;
•
Operational and technology risks and evolving technological and product innovation, including risks created by remote work environments, the evolving use of artificial intelligence, and cybersecurity threats;
•
Uncertainties in estimating indemnification liabilities recorded in conjunction with obligations undertaken in connection with the sale of various businesses and discontinued operations; and

•
The ability to collect from reinsurers, reinsurance availability and pricing, reinsurance terms and conditions, and the performance of the run-off voluntary property and casualty pools business (including those in the Other segment or in discontinued operations).

Investors should not place undue reliance on forward-looking statements, which speak only as of the date they are made and should understand the risks and uncertainties inherent in or particular to the company’s business. The company does not undertake the responsibility to update or revise such forward-looking statements, except as required by law.

Non-GAAP Financial Measures

As discussed on page 40 of the company’s Annual Report on Form 10-K for the year ended December 31, 2023, the company uses non-GAAP financial measures as important measures of its operating performance, including operating income (loss), operating income (loss) before interest expense and income taxes, operating income (loss) per diluted (basic) share, and components of the combined ratio, both excluding and/or including catastrophe losses, prior-year reserve development and the expense ratio. Management believes these non-GAAP financial measures are important indications of the company’s operating performance. The definition of other non-GAAP financial measures and terms can be found in the 2023 Annual Report on pages 64-67.

Operating income (loss) and operating income (loss) per diluted (basic) share are non-GAAP measures. They are defined as net income (loss) excluding the after-tax impact of net realized and unrealized investment gains (losses), gains and/or losses on the repayment of debt, other non-operating items, and results from discontinued operations. Net realized and unrealized investment gains (losses), which include changes in the fair value of equity securities still held, are excluded for purposes of presenting operating income (loss), as they are, to a certain extent, determined by interest rates, financial markets and the timing of sales. Operating income (loss) also excludes net gains and losses from disposals of businesses, gains and losses related to the repayment of debt, costs to acquire businesses, restructuring costs, the cumulative effect of accounting changes, and certain other items. Operating income (loss) is the sum of the segment income (loss) from: Core Commercial, Specialty, Personal Lines, and Other, after interest expense and income taxes. In reference to one of the company’s four reporting segments, “operating income (loss)” is the segment income (loss) before both interest expense and income taxes. The company also uses “operating income (loss) per diluted (basic) share” (which is after both interest expense and income taxes). Operating income per share is calculated by dividing operating income by the weighted average number of diluted shares of common stock. Operating loss per share is calculated by dividing operating loss by the weighted average number of basic shares of common stock due to antidilution. The company believes that metrics of operating income (loss) and operating income (loss) in relation to its four reporting segments provide investors with a valuable measure of the performance of the company’s continuing businesses because they highlight the portion of net income (loss) attributable to the core operations of the business. Income (loss) from continuing operations is the most directly comparable GAAP measure for operating income (loss) (and operating income (loss) before income taxes) and measures of operating income (loss) that exclude the effects of catastrophe losses and/or prior-year reserve development. These non-GAAP measures should not be misconstrued as substitutes for income (loss) from continuing operations or net income (loss) determined in accordance with GAAP. A reconciliation of operating income (loss) to income (loss) from continuing operations and net income (loss) for the relevant periods is included on page 10 of this news release and in the Financial Supplement.

Operating return on average equity (ROE) is a non-GAAP measure. See end note (6) for a detailed explanation of how this measure is calculated. Operating ROE is based on non-GAAP operating income (loss). In addition, the portion of shareholder equity attributed to unrealized appreciation (depreciation) on fixed maturity investments, net of tax, is excluded. The company believes this measure is helpful in that it provides insight to the capital used by, and results of, the continuing business exclusive of interest expense, income taxes, and other non-operating items. These measures should not be misconstrued as substitutes for GAAP ROE, which is based on net income (loss) and shareholders’ equity of the entire company and without adjustments.

Book value per share is total shareholders’ equity divided by the number of common shares outstanding. Book value per share excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax, is total shareholders’ equity excluding the after-tax effect of unrealized appreciation (depreciation) on fixed maturities and market risk divided by the number of common shares outstanding.

The company may provide measures of operating income (loss) and combined ratios that exclude the impact of catastrophe losses (which in all respects include prior accident year catastrophe loss development). A catastrophe is a severe loss, resulting from natural or manmade events including, but is not limited to, hurricanes, tornadoes and other windstorms, hail, flood, earthquakes, fire, explosions, severe winter weather and other convective storms, riots, and terrorism. Due to the unique characteristics of each catastrophe loss, there is an inherent inability to reasonably estimate the timing or loss amount in advance. The company believes a separate discussion excluding the effects of catastrophe losses is meaningful to understand the underlying trends and variability of earnings, loss and combined ratio results, among others.

Prior accident year reserve development, which can either be favorable or unfavorable, represents changes in the company’s estimate of costs related to claims from prior years. Calendar year loss and loss adjustment expense (LAE) ratios determined in accordance with GAAP, excluding prior accident year reserve development, are sometimes referred to as “current accident year loss ratios.” The company believes a discussion of loss and combined ratios, excluding prior accident year reserve development, is helpful since it provides insight into both estimates of current accident year results and the accuracy of prior-year estimates.

The loss and combined ratios in accordance with GAAP are the most directly comparable GAAP measures for the loss and combined ratios calculated excluding the effects of catastrophe losses and/or prior-year reserve development. The presentation of loss and combined ratios calculated excluding the effects of catastrophe losses and/or prior-year reserve development should not be misconstrued as substitutes for the loss and/or combined ratios determined in accordance with GAAP.

Endnotes

(1)
Combined ratio, excluding catastrophes, and current accident year combined ratio, excluding catastrophes, are non-GAAP measures. The combined ratio (which includes catastrophe losses and prior-year loss reserve development) is the most directly comparable GAAP measure. This and other non-GAAP measures are used throughout this document. See the disclosure on the use of this and other non-GAAP measures under the heading “Forward-Looking Statements and Non-GAAP Financial Measures.” A reconciliation of the GAAP combined ratio to the combined ratio, excluding catastrophes, and to the current accident year combined ratio, excluding catastrophes, is shown below.

	Three months ended
	June 30, 2024
	Core Commercial	Specialty	Personal Lines	Total
Total combined ratio (GAAP)	91.8%	93.1%	109.1%	99.2%
Less: Catastrophe ratio	3.1%	6.7%	19.6%	10.7%
Combined ratio, excluding catastrophe losses (non-GAAP)	88.7%	86.4%	89.5%	88.5%
Less: Prior-year reserve development ratio	(0.4)%	(3.4)%	(0.7)%	(1.2)%
Current accident year combined ratio, excluding catastrophe losses (non-GAAP)	89.1%	89.8%	90.2%	89.7%
	June 30, 2023
Total combined ratio (GAAP)	95.8%	88.4%	138.0%	111.3%
Less: Catastrophe ratio	6.5%	2.8%	38.0%	18.5%
Combined ratio, excluding catastrophe losses (non-GAAP)	89.3%	85.6%	100.0%	92.8%
Less: Prior-year reserve development ratio	0.1%	(3.7)%	1.6%	(0.1)%
Current accident year combined ratio, excluding catastrophe losses (non-GAAP)	89.2%	89.3%	98.4%	92.9%

	Six months ended June 30, 2024
	Core Commercial	Specialty	Personal Lines	Total
Total combined ratio (GAAP)	92.8%	90.4%	105.0%	97.3%
Less: Catastrophe ratio	3.5%	4.5%	14.8%	8.4%
Combined ratio, excluding catastrophe losses (non-GAAP)	89.3%	85.9%	90.2%	88.9%
Less: Prior-year reserve development ratio	(1.1)%	(1.9)%	(0.3)%	(1.0)%
Current accident year combined ratio, excluding catastrophe losses (non-GAAP)	90.4%	87.8%	90.5%	89.9%
	June 30, 2023
Total combined ratio (GAAP)	100.2%	89.2%	125.3%	107.9%
Less: Catastrophe ratio	9.5%	4.8%	27.2%	15.6%
Combined ratio, excluding catastrophe losses (non-GAAP)	90.7%	84.4%	98.1%	92.3%
Less: Prior-year reserve development ratio	0.4%	(4.7)%	1.8%	(0.2)%
Current accident year combined ratio, excluding catastrophe losses (non-GAAP)	90.3%	89.1%	96.3%	92.5%

(2)
Renewal price changes in Core Commercial and Specialty represent the average change in premium on renewed policies caused by the estimated net effect of base rate changes, discretionary pricing, specific inflationary changes or changes in policy level exposure or insured risks. Rate increases in Core Commercial and Specialty represent the average change in premium on renewed policies caused by the base rate changes, discretionary pricing, and inflation, excluding the impact of changes in policy level exposure or insured risks. Renewal price change in Personal Lines represents the average change in premium on policies charged at renewal caused by the net effects of filed rate, inflation adjustments or other changes in policy level exposure or insured risks, regardless of whether or not the policies are retained for the duration of their contractual terms. Rate change in Personal Lines is the estimated cumulative premium effect of approved rate actions applied to policies at renewal, regardless of whether or not policies are actually renewed. Accordingly, rate changes do not represent actual increases or decreases realized by the company. Personal Lines rate changes do not include inflation or changes in policy level exposure or insured risks.

(3)
Current accident year loss and LAE ratio, excluding catastrophe losses, is a non-GAAP measure, which is equal to the loss and LAE ratio (loss ratio), excluding prior-year reserve development and catastrophe losses. The loss ratio (which includes losses, LAE, catastrophe losses and prior-year loss reserve development) is the most directly comparable GAAP measure. A reconciliation of the GAAP loss ratio to the current accident year loss ratio, excluding catastrophe losses, is shown below.

	Three months ended
	June 30, 2024
	Core Commercial	Specialty	Personal Lines	Total
Total loss and LAE ratio	58.4%	56.4%	83.8%	68.4%
Less:
Prior-year reserve development ratio	(0.4)%	(3.4)%	(0.7)%	(1.2)%
Catastrophe ratio	3.1%	6.7%	19.6%	10.7%
Current accident year loss and LAE ratio, excluding catastrophes	55.7%	53.1%	64.9%	58.9%
	June 30, 2023
Total loss and LAE ratio	62.8%	53.1%	112.1%	80.7%
Less:
Prior-year reserve development ratio	0.1%	(3.7)%	1.6%	(0.1)%
Catastrophe ratio	6.5%	2.8%	38.0%	18.5%
Current accident year loss and LAE ratio, excluding catastrophes	56.2%	54.0%	72.5%	62.3%

	Six months ended June 30, 2024
	Core Commercial	Specialty	Personal Lines	Total
Total loss and LAE ratio	59.5%	53.6%	79.6%	66.5%
Less:
Prior-year reserve development ratio	(1.1)%	(1.9)%	(0.3)%	(1.0)%
Catastrophe ratio	3.5%	4.5%	14.8%	8.4%
Current accident year loss and LAE ratio, excluding catastrophes	57.1%	51.0%	65.1%	59.1%
	June 30, 2023
Total loss and LAE ratio	67.3%	53.9%	99.3%	77.3%
Less:
Prior-year reserve development ratio	0.4%	(4.7)%	1.8%	(0.2)%
Catastrophe ratio	9.5%	4.8%	27.2%	15.6%
Current accident year loss and LAE ratio, excluding catastrophes	57.4%	53.8%	70.3%	61.9%

(4)
Net investment income, excluding limited partnership income, is a non-GAAP measure. Net investment income (which includes limited partnership income) is the most directly comparable GAAP measure. A reconciliation of GAAP net investment income to net investment income, excluding limited partnership income, is shown below.

	Period ended
($ in millions)	June 30	June 30
	2023	2024

Net investment income	$87.6	$90.4
Less: Limited partnership income	13.1	1.4
Net investment income, excluding limited partnership income	$74.5	$89.0

Increase in net investment income		3.2%
Increase in net investment income, excluding limited partnership income		19.5%

(5)
Operating income (loss) and operating income (loss) per diluted (basic) share are non-GAAP measures. Operating income (loss) before income taxes, as referenced in the results of the reporting segments, is defined as, with respect to such segment, operating income (loss) before interest expense and income taxes. The reconciliation of operating income (loss) and operating income (loss) per diluted (basic) share to the closest GAAP measures, income (loss) from continuing operations and income (loss) from continuing operations per diluted (basic) share, respectively, is provided on the preceding pages of this news release.

(6)
Operating return on average equity (operating ROE) is a non-GAAP measure. Operating ROE is calculated by dividing annualized operating income (loss) after tax for the applicable period (see under the heading in this news release “Non-GAAP Financial Measures” and end note (5)), by average shareholders’ equity, excluding unrealized appreciation (depreciation) on fixed maturity investments, net of tax, for the period presented. Total shareholders’ equity, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax, is also a non-GAAP measure. Total shareholders’ equity is the most directly comparable GAAP measure and is reconciled below. For the calculation of operating ROE, the average of beginning and ending shareholders’ equity, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax, is used for the period as shown and reconciled in the table below.

	Period ended
($ in millions)	December 31	March 31	June 30
	2023	2024	2024
Total shareholders' equity (GAAP)	$2,465.6	$2,522.7	2,552.2
Less: net unrealized appreciation (depreciation) on fixed maturity investments, net of tax	(462.4)	(495.5)	(488.7)
Total shareholders' equity, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax	$2,928.0	$3,018.2	3,040.9

Quarter Averages
Average shareholders' equity (GAAP)			2,537.5
Average shareholders' equity, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax			3,029.6
Year-to-date Averages
Average shareholders' equity (GAAP)			2,513.5
Average shareholders' equity, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax			2,995.7

($ in millions)	Three months ended	Six months ended
	June 30	June 30
Net Income ROE	2024	2024
Net income (GAAP)	$40.5	$156.0
Annualized net income*	162.0	312.0
Average shareholders' equity (GAAP)	$2,537.5	$2,513.5
Return on equity	6.4%	12.4%
Operating Income ROE (non-GAAP)
Operating income after taxes	$68.1	$180.0
Annualized operating income, net of tax*	272.4	360.0
Average shareholders' equity, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax	$3,029.6	$2,995.7
Operating return on equity	9.0%	12.0%

*For three months ended June 30, 2024, annualized net income and operating income after taxes is calculated by multiplying three months ended net income and operating income after taxes, respectively, by 4. For six months ended June 30, 2024, annualized net income and operating income after taxes is calculated by multiplying six months ended net income and operating income after taxes, respectively, by 2

(7)
Here, and throughout this document, the expense ratio is reduced by installment and other fee revenues for purposes of the ratio calculation.

(8)
Book value per share, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax, is a non-GAAP measure. Book value per share is the most directly comparable GAAP measure and is reconciled in the table below.

	Period ended
	March 31	June 30
	2024	2024

Book value per share	$70.22	$70.96
Less: Net unrealized appreciation (depreciation) on fixed maturity investments, net of tax, per share	(13.79)	(13.60)
Book value per share, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax	$84.01	$84.56

Change in book value per share		1.1%
Change in book value per share, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax		0.7%

(9)
The separate financial information of each reporting segment is presented consistent with the way results are regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Management evaluates the results of the aforementioned reporting segments without consideration of interest expense on debt and on a pre-tax basis.